Alpha Natural Resources Announces That Its 2.375% Convertible Senior Notes Due 2015 Have Become Convertible

ABINGDON, Va., Oct 17, 2008 /PRNewswire-FirstCall via COMTEX News Network/ -- Alpha Natural Resources, Inc. (NYSE: ANR) today announced that its 2.375% Convertible Senior Notes due 2015 (the "Notes") are now convertible at the option of the holders, as provided in the indenture governing the Notes.

This press release is made pursuant to a provision in the indenture governing the Notes that requires publication of this notice of convertibility if certain corporate transactions may occur 30 business days after the date of the notice. In this case, this notice is being published because the previously announced merger between Alpha and Cliffs Natural Resources Inc. (formerly Cleveland-Cliffs Inc.) may be consummated as early as 30 business days following the date of this press release (i.e., potentially as early as December 2, 2008) if the merger were to be approved at the respective, future special meetings of the shareholders of the two companies and all other conditions to the closing of the merger were to be satisfied or waived.

To convert interests in a global Note held through the Depository Trust Company ("DTC"), the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert certificated Notes, if any, a holder must (1) complete and sign the conversion notice, with appropriate signature guarantee, on the back of each Note, and deliver the executed notice(s) to Union Bank of California, N.A., as trustee and conversion agent; (2) surrender the Notes to the conversion agent; (3) furnish appropriate endorsements and transfer documents if required by the registrar or conversion agent; (4) pay the amount of interest, if any, in accordance with the indenture; and (5) pay any tax or duty if required pursuant to the indenture.

Upon surrendering Notes for conversion in accordance with the indenture, the holder of the Notes will receive (i) cash up to the aggregate principal amount of the Notes subject to conversion and (ii) cash, Alpha's common stock or a combination thereof, at Alpha's election, in respect of the remainder (if any) of Alpha's conversion obligation.

Holders of the Notes may obtain further information on how to convert their Notes by contacting the conversion agent at: Union Bank of California, N.A., 350 California Street, San Francisco, CA 94104, Attn: James Myers, telephone: 415-273-2519, facsimile: 415-273-2492.

Alpha will update holders as to the period of time during which the Notes will remain convertible. There can be no assurance that the merger between Alpha and Cliffs will be consummated.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation's largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 57 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document are not historical or current facts and deal with potential future circumstances and developments, in particular, information regarding the merger of Cliffs Natural Resources Inc. ("Cliffs") and Alpha Natural Resources, Inc. ("Alpha"), including expected synergies resulting from the merger, combined operating and financial data of Cliffs and Alpha, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the new company in connection with consummation of the merger; the failure to obtain approval of the merger by the shareholders of Cliffs and stockholders of Alpha and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Cliffs' and Alpha's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended December 31, 2007. This document speaks only as of its date, and Cliffs and Alpha each disclaim any duty to update the information herein.

Additional Information and Where to Find It

In connection with the proposed merger, Cliffs has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (File No. 333-152974), as amended, that includes a preliminary joint proxy statement of Alpha and Cliffs that also constitutes a preliminary prospectus of Cliffs. Alpha and Cliffs will mail the joint proxy statement/prospectus to their respective shareholders or stockholders once it is final. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed or to be filed by Alpha and Cliffs with the SEC when they become available, because they contain important information about the proposed merger. You may obtain a free copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Cliffs with the SEC at the SEC's website at http://www.sec.gov. The joint proxy statement/prospectus and the other related documents filed by Cliffs may also be obtained for free by accessing Cliffs' website at http://www.cliffsnaturalresources.com and clicking on the "For Investors" link and then clicking on the link for "SEC Filings." The documents relating to the proposed merger filed by Alpha may also be obtained for free by accessing Alpha's website at http://www.alphanr.com by clicking on the link for "Investor Relations" and then clicking on the link for "SEC Filings."

Participants in Solicitation

Alpha, Cliffs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Cliffs shareholders or Alpha stockholders, as applicable, in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Cliffs shareholders or Alpha stockholders, as applicable, in connection with the proposed merger are set forth in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (File No. 333-152974), as amended, filed by Cliffs with the SEC relating to the proposed merger. You can find information about Cliffs' executive officers and directors in this joint proxy statement/prospectus contained in the Registration Statement on Form S-4 relating to the merger filed by Cliffs with the SEC and in Cliffs' definitive proxy statement filed with the SEC on March 26, 2008. You can find information about Alpha's executive officers and directors in Alpha's definitive proxy statement filed with the SEC on March 27, 2008. You can obtain free copies of these documents from Alpha or Cliffs by accessing each company's website as indicated above.